

Christopher Wool (b. 1955)



Christopher Wool's captivating text paintings were influenced by graffiti, commercial painting and pop culture.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Wool) *

21.5%

Not intended to indicate past or expected performance of any security. Investing involves risk and investors must be prepared to hold their investment for an extended period.



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Initial Offering

$7,770,000

Investment Overview

Offering Circular		sec.gov/edgar
Auction History	significant	32 years
2020 Auction Sales	moderate	$17,129,013
Repeat Sales		view

0% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- Christopher Wool is an important American artist whose work has been sought after by collectors since his debut on the New York art scene in 1984.
- This 1995 painting belongs to a body of work commonly referred to as "Spray" paintings, which typically feature layered abstract compositions in spray paint, acrylic, and screenprint on a lustrous aluminum surface.
- The Painting is well exhibited and was included in a solo show at Galerie Gisela Capitain in Cologne (1996), in a solo museum exhibition at Portugal's Museu de Arte Contemporânea de Serralves, which also traveled to the Museum Ludwig in Cologne (2008-2009), and most recently, a group exhibition at Lévy Gorvy in London (2019).
- Large-scale gestural abstract works like the Painting are commercially desirable. Recently, on November 18, 2021, *Untitled* (1995), also from the Spray series, sold at Sotheby's for $13,190,250.
- Wool's current top auction record is held by *Untitled (Riot)* from 1990, which sold for $29,930,000 in May 2015, followed by *Apocalypse Now* (1988), which sold for $26,485,000 in November 2013.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 21.5% annualized from May 2005 to November 2021.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2020 Auction Sales
$17,129,013

2020 Number of Lots Sold
36

CHRISTOPHER WOOL

b. 1955, UNITED STATES



Enamel on aluminum | 108 × 72 in. (274 × 183 cm.)

Christopher Wool's captivating text paintings were influenced by graffiti, commercial painting and pop culture.

$7,770,000
INITIAL OFFERING

21.5%
HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting was executed in 1995 and belongs to a body of work sometimes referred to as "Spray" paintings, recognizable for their layered compositions, gestural use of spray paint and combination of abstraction with representational elements. Typical of the series, the Painting demonstrates a complex composition: beneath broad white brushstrokes, spray painted black loops partially obstruct silkscreened flowers and blocks of patterning. The delicate patterns were applied using stamped paint rollers initially intended for commercial use. The Painting has been included in three exhibitions; in 1996 it appeared in a solo show of Wool's work at Galerie Gisela Capitain in Cologne, from 2008 to 2009 it appeared in a solo museum exhibition at Portugal's Museu de Arte Contemporânea de Serralves, which also traveled to the Museum Ludwig in Cologne, and most recently, in 2019 it appeared at Lévy Gorvy as part of a group exhibition in London. Large-scale, gestural, abstract works like the Painting are commercially desirable. A later painting on canvas, *Untitled* (2007), sold for $14,472,784 at Sotheby's London on March 7, 2018 and is currently Wool's seventh auction record. More recently, on November 18, 2021, *Untitled* (1995), a painting from the "Spray" series, sold at Sotheby's New York for $13,190,250. The Painting's complex, layered composition, scale and media make it a commercial and desirable work by Christopher Wool.

Since 1987, Christopher Wool has shown primarily with Luhring Augustine in New York and Galerie Max Hetzler in Germany. In 1989, the San Francisco Museum of Modern Art hosted the artist's first institutional solo show. From 1991 to 1992, a traveling exhibition was mounted by the Museum Boymans-Van Beuningen in Rotterdam, which visited the Kunsthalle Bern in Switzerland and the Kölnischer Kunstverein in Cologne, while a separate exhibition was held at the Eli Broad Family Foundation in Los Angeles. In 1998, the Museum of Contemporary Art in Los Angeles organized a mid-career survey, which included over 50 works, and traveled to the Carnegie Museum of Art in Pittsburgh and the Kunsthalle Basel in Switzerland. More recently, in 2013, the Solomon R. Guggenheim Museum mounted a major retrospective of the artist's work, which traveled to the Art Institute of Chicago. As of December 20, 2021, the artist's top records are led by *Untitled (Riot)* (1990), which sold for $29,930,000 at Sotheby's on May 12, 2015, followed by the aforementioned *Apocalypse Now* (1988), which sold for $26,485,000 at Christie's on November 12, 2013, and *If You* (1992), which sold for $23,685,000 at Christie's on May 13, 2014.

AS OF DECEMBER 20, 2021, THE ARTIST'S TOP RECORDS ARE LED BY *UNTITLED (RIOT)* (1990), WHICH SOLD FOR $29,930,000 AT SOTHEBY'S ON MAY 12, 2015, FOLLOWED BY THE AFOREMENTIONED *APOCALYPSE NOW* (1988), WHICH SOLD FOR $26,485,000 AT CHRISTIE'S ON NOVEMBER 12, 2013, AND *IF YOU* (1992), WHICH SOLD FOR $23,685,000 AT CHRISTIE'S ON MAY 13, 2014.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$18M
$13.5M
$9M
$4.5M
2004
2006
2007
2008
2010
2011
2012
2014
2015
2016
2017
2019
2020
2021

Christopher Wool was born in 1955 and raised in Chicago by his parents, Glorye and Ira Wool, a psychiatrist and a molecular-biology professor. In 1972 at the age of 17, Wool enrolled at the Sarah Lawrence College in New York, where he met the American Abstract Expressionist Richard Pousette-Dart. After one year Wool transferred to the New York Studio School, where he studied under Jack Tworkov, another notable figure. In the late 1970s, Wool studied filmmaking at New York University and found inspiration in the burgeoning punk rock and street art movements, and by 1981, he had decided to become an artist. In 1984, the Cable Gallery debuted his work in New York, and subsequently, hosted another solo exhibition in 1986. Building upon earlier experimentations, Wool began a new body of work around 1987, where he applied bold text in commercially stenciled capital letters. As of December 20, 2021, these text-based paintings remain some of the most recognizable and expensive works by Wool to be sold at auction. In April of 1988, a dual show of the artist and his close friend Robert Gober opened at 303 Gallery which featured Wool's now-iconic painting entitled "Apocalypse Now" (1988). The painting's text reads "SELL THE HOUSE SELL THE CAR SELL THE KIDS," which the artist appropriated from the 1979 Francis Ford Coppola war film "Apocalypse Now." In addition to Gober, Wool's artistic circle of the 1980s included artists Richard Prince and Jeff Koons, amongst others.



CHRISTOPHER WOOL,





CHRISTOPHER WOOL,

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The art transaction data is not intended to indicate past or expected performance of any security. The set of similar sales comprises paintings by Christopher Wool with the following criteria: works executed on aluminum, dated 1993 to 1997 and incorporate stamped patterns and/or silkscreened florals with spray paint and/or enamel brushwork to create layered compositions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 21.5% CAGR implied from selected sales occurring from May 13, 2005 to November 18, 2021.